Exhibit 10.1

2/14/2023

Wendy Cassity

Delivered via email to [redacted]

Hello Wendy,

On behalf of XPO, Inc., I’m happy to offer you the position of Chief Legal Officer and Corporate Secretary. I know I speak for the rest of our team when I say how pleased we are to make you this offer.

In this role, you’ll report directly to Mario Harik, Chief Executive Officer, and you’ll be based out of our Boston, MA office, tentatively beginning on 03/13/2023.

Your salary and compensation

We’d like to offer you the following compensation package:

•Base Salary: You’ll receive $11,057.70, paid on a weekly basis, or $575,000 annually, less all applicable withholdings and deductions, and pro-rated for any partial period worked.

•Annual Incentive: The annual incentive amount is based on a target percentage of your base salary. The target incentive for you is 100% of your base salary. Your annual incentive will not be prorated based on your start date, if your service begins on or before March 31, 2023.

•Long-term Incentive: You will be eligible for an annual long-term incentive award, starting in 2023, with a target grant date value of $1,000,000, with the form, structure, timing, vesting conditions and schedule determined annually by the Compensation Committee. The underlying number of stock units will generally be determined based on XPO’s closing stock price on date of grant (subject to variation from time-to-time), in the form generally as follows, with vesting to occur over a three-year schedule, or as otherwise determined annually by the Compensation Committee:

oTime-Based Restricted Stock Units (RSUs): $500,000 of grant date value will be awarded to you in the form of RSUs, subject to your continuing employment with the Company through each applicable vest date.

oPerformance-Based Restricted Stock Units (PRSUs): $500,000 of target grant date value will be awarded to you in the form of PRSUs, subject to achievement of the applicable performance goals and continued service through each applicable vest date.

•Annual and long-term incentive awards will be reflective of your individual performance and contributions, Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit.

As an at will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.

•Cash Sign-On: You’ll receive a $570,000 sign-on bonus, which is taxable income. If you voluntarily leave the Company before 12 months of continuous employment, you’re required to repay 100% of the bonus. That figure drops to 50% if you leave after 12 months but before 24 months of continuous employment. The sign on bonus will be paid in accordance with the Company’s payroll procedures on the normal payroll date following 30 days of your continuous employment.

•Equity Buyout Incentive: Subject to the approval of the Compensation Committee of XPO’s Board of Directors (“the Compensation Committee”), you will be granted a one-time long-term incentive award of $370,000 in the form of Restricted Stock Units (RSUs).

Unless otherwise determined by the Compensation Committee, the number of RSUs to be granted will be the nearest whole number as determined by dividing $370,000 by the closing market price of the Company’s common stock as listed on the New York Stock Exchange on your Grant Date. The RSU grant date would be the 15th of the month following the later of 1) your start date or 2) the approval of the award by the Compensation Committee.

Subject to the terms and conditions set forth in a separate award agreement that will be provided to you as soon as practicable after your start date, this RSU award shall vest in three equal installments on the first three anniversaries of the grant date.

Your benefits

At XPO, we’re committed to hiring the best talent. That’s why we offer a competitive benefits package—including healthcare coverage, personal time off, life/disability insurance, retirement planning and more. Additional details related to our benefits package are included with your new hire materials.
Severance benefits
You will be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions of the attached Change in Control and Severance Agreement (the “Severance Agreement”), provided that you timely return a signed copy of the Severance Agreement.
Legal considerations

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information which is used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. As a condition of your continued employment, you are expected to abide by the Company’s rules and policies as may be published from time to time. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer. You agree not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.

Your employment with the Company will be “at-will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. We request that, in the event of your resignation, you give the Company at least 30 days advance notice.

Confidential Information Protection Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon your acceptance of the Company’s Confidential Information Protection Agreement (“CIPA”), which prohibits unauthorized use or disclosure of the Company’s confidential and proprietary information and includes a 12-month non-competition provision and a two-year non-solicitation provision following the termination of your employment with XPO.

Pre-Hire Screening and Work Authorization

This employment offer is contingent on the satisfactory conclusion of appropriate background check and a pre-employment drug screen as applicable. Although your employment at XPO may begin prior to the completion of the background check or drug screen at the Company’s discretion, your continued employment remains subject to the satisfactory completion of the background check and drug screen. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Entire Offer

This letter, along with the CIPA and Severance Agreement, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). Neither this offer letter nor any other written materials issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration.

Taking the next step

As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we’re sure to continue along this trajectory and move forward to greater success. Please make sure you’ve read the offer letter completely, including all enclosures. Then sign and return the offer letter, CIPA and Severance Agreement by e-mail to [redacted] within ten (10) business days of the same being sent to you. This offer will terminate if it is not accepted, signed, and returned by that date, unless otherwise mutually agreed between the parties.

If you have any questions, please reach out to me at [redacted] or [redacted].

Best regards,

Josephine Berisha
Chief Human Resources Officer

XPO

Enclosures: Confidential Information Protection Agreement; Severance Agreement

EMPLOYMENT ACCEPTANCE

I accept employment with XPO, Inc., as Chief Legal Officer and Corporate Secretary reporting to work on 03/13/2023.

/s/ Wendy Cassity
Wendy Cassity

2/14/2023
Date
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